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                                                                EXHIBIT 99(c)(3)

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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

                                                     1999         2000        03/31/01
                                                   --------     --------      --------
Earnings
      Pre-tax income                               $ 42,355     $ 48,813      $ 10,636
      Fixed charges                                $  8,880     $ 10,118      $  2,164
      Amortization of capitalized interest         $     --     $      1      $      1
      Interest capitalized                         $     --     $   (102)     $     --

      Total Earnings                               $ 51,235     $ 58,830      $ 12,801
                                                   ========     ========      ========

Fixed Charges
      Interest expense                             $  8,496     $  9,632      $  2,068
      Interest capitalized                         $     --     $    102      $     --
      Estimated interest within rental expense     $    384     $    384      $     96

      Total Fixed Charges                          $  8,880     $ 10,118      $  2,164
                                                   ========     ========      ========

 Ratio of Earnings to Fixed Charges                    5.77         5.81          5.92
                                                   ========     ========      ========
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